Exhibit 99.1

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

Accellent Inc. Announces Refinancing Plan

Wilmington, MA (January 19, 2010) – Accellent Inc. (“Accellent” or “the Company”) announced today that it has adopted a plan to refinance (the “Refinancing”) its existing senior secured credit facilities and replace them with indebtedness that has longer-dated maturities. The plan, which has been unanimously approved by the Company’s Board of Directors, would strengthen the Company’s capital structure by extending nearer term maturities such that the Company has no maturities until November 2013.

Pursuant to the plan, the Company would enter into a new asset-based revolving credit facility with undrawn commitments thereunder of up to $75 million maturing in 2015 (the “ABL Revolver”), which will become effective upon completion of the Refinancing and would issue approximately $400 million in aggregate principal amount of senior secured notes due 2017 (the “Notes”). Proceeds from the Notes will be used to re-pay the Company’s existing senior secured credit facility.

“This transaction accomplishes a key objective in recapitalizing Accellent for the long term,” said Kenneth W. Freeman, Executive Chairman and acting Chief Executive Officer of Accellent.

Upon completion of the transactions, the ABL Revolver would be secured by first-priority liens on all accounts receivable, inventory, cash, related general intangibles and instruments and proceeds of the foregoing (the “ABL Collateral”) and by second-priority liens on all the other assets of the Company and the guarantors of the ABL Revolver. The Notes would be secured by first-priority liens on all the assets other than the ABL Collateral owned by the Company and the guarantors of the Notes and by second-priority liens on the ABL Collateral

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction. The Notes will be offered pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended. Entry into the ABL Revolver and the proposed offering of the Notes will be conditioned on each transaction being consummated. Thus, there can be no assurance that the Refinancing will be effectuated on the terms presented, or at all.

About Accellent

Accellent provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy, drug delivery, neurology and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing them to refocus internal resources more efficiently. For more information, please visit www.accellent.com.